Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders
On November 29, 2005, a Special Meeting of Shareholders was held to:
(1) approve a new Management agreement and (2) elect Trustees.
The following table provides the numberof votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting
of Shareholders.
1. Approval of New Management Agreement
				Votes
Item Voted On                 Votes For            Against
New Management Agreement     7,935,466.198      283,515.597
			Broker
Abstentions		Non-Votes
464,987.264          282,883.000

2. Election of Trustees*
 			 Authority
Nominees:                Votes For         Withheld       Abstentions
Lee Abraham              8,450,306.801     494,344.661    26,181.880
Jane F. Dasher           8,462,870.430     481,781.032    26,181.880
Richard E. Hanson        8,452,817.016     491,834.446    26,181.880
Paul Hardin              8,451,968.989     492,682.473    26,181.880
Roderick C. Rasmussen    8,448,726.509     495,924.953    26,181.880
John P. Toolan           8,449,060.600     495,590.862    26,181.880
Jay Gerken               8,452,867.939     491,783.523    26,181.880
* Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.